UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________________________________________________________________

FORM SD

Specialized Disclosure Report

_______________________________________________________________________________

SIGMA DESIGNS, INC.

(Exact name of registrant as specified in its charter)

______________________________________________________________________________

California	001-32207	94-2848099
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1778 McCarthy Blvd., Milpitas, California		95035
(Address of principal executive offices)		(Zip Code)

Elias N. Nader, CFO                                    408-957-9847

(Name and telephone number, including area code, of the person to contact in connection with this report.)

_______________________________________________________________________________

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☑	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2014

Section 1 -- Conflict Minerals Disclosure

Item 1.01 Conflict Minerals Disclosure and Report

Conflict Minerals Disclosure

This Form SD of Sigma Designs, Inc. (the “Company”) is filed pursuant to Rule 13p-1 under the Securities and

Exchange Act of 1934 (the “Rule”) for the reporting period January 1, 2014 to December 31, 2014.

Item 1.02 Exhibit

As specified in Section 2, Item 2.01 of this Form SD, the Company is hereby filing its Conflict Minerals Report as Exhibit 1.01 to this report.

Section 2 -- Exhibits

Item 2.01 Exhibits.

The following exhibits are included herewith:

Exhibit No.	Description

1.01	Conflict Minerals Report as required by Items 1.01 and 1.02 of this Form.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

Date: May 29, 2015

Sigma Designs, Inc.

By:	/s/ Elias N. Nader
Elias N. Nader Chief Financial Officer